Exhibit 10.6

Commodified Promise Contract

[  ] (hereinafter referred to as Party “A”) and CTW Inc. (hereinafter referred to as Party “B”) shall conclude a license to Party B (hereinafter referred to as “This Agreement”) in accordance with the basic terms of the terms of the use of [anime / manga title], in which Party A manages its commercialization rights, as follows: In addition, if the content specified in the license terms and conditions differ from the basic terms, the provisions in the license terms and conditions shall take precedence.

As proof of this agreement, this electronic contract file will be created, and each person with the authority to conclude the contract will sign the digital signature. In this Agreement, the original document is the electronic contract file, which is electronic data, and the documents that have been copied or printed of the same file will be stored as copies of the document.

[Year, Month, Day]

Party A:	[Name]	[Official Seal]
[Address]
[Name of President and Representative Director]

Party B:	CTW Inc.	[Official Seal]
Ark Hills Sengokuyama Mori Tower, 29th Floor 1-9-10 Roppongi, Minato City, Tokyo 106-0032, Japan
[Name of President and Representative Director]

This work	[anime / manga title]
Licensed	[geographic location and language]
Licensed period	Starts from the date of this contract and lasts for 3 years ([start date] - [end date])
This license	Product name and product form	Retail price	Release date	License fee rate	Remarks
	HTML5 game [game name]	n/a	[date]	[ ]%	Compatible with PC and smartphone

License fee calculation	License fee = Monthly sales (tax - exclusive) × License fee rate
Monthly license fee

Monthly license fee = Monthly Sales Revenue from Paid Virtual Currency + Monthly Sales Revenue from In-Game Items Not Derived from Paid Virtual Currency

※ Paid Virtual Currency: Virtual currency purchased by users for a fee in connection with the use of the game. This does not include virtual currency granted to users free of charge.

※ Purchase of In-Game Items Not Derived from Paid Virtual Currency: In-game items purchased by users in connection with the use of the game using currency other than Paid Virtual Currency.

※ In the event that sales is generated for Party B in connection with the game through methods other than those described above, the Parties shall separately consult and agree upon the handling thereof.

Minimum guaranteed amount	[ ] JPY (excluding tax)
Payment of minimum guaranteed amount	The Minimum guaranteed amount shall be paid no later than [date].
Copyright Notice	[ ]
Special notes	Sales promotion	Party B may create promotional and advertising materials for the Product (collectively, the ‘Promotional Materials’) and, with Party A’s prior approval, may use them for the purpose of selling or distributing the game.
	Sample quantity	Five copies of each Promotional Material

[Basic Terms]

Article 1 (Definitions)

“The Work” refers to [anime / manga title].

Article 2 (License for Commercial Use)

Party A, as the legitimate manager of the merchandising rights of the Work, grants Party B a non-exclusive license to use part of the Work (including, but not limited to, the title, characters, and imagery) in the product described in the License Conditions Schedule (hereinafter, the “game”), provided that Party B complies with the License Conditions and all Basic Terms. Party B shall not sublicense the rights granted herein to any third party without prior written consent from Party A.

Article 3 (License Fee)

1 As consideration for the license, Party B shall pay Party A the license fee calculated in accordance with the formula set forth in the License Conditions Schedule (“License Fee”).

2 Party B shall submit a report specifying the License Fee to Party A on a [quarterly] basis, by the [end of the month] following each [quarter-end] ([March, June, September, and December]), and make payment by the same deadline.

3 License Fees shall include applicable consumption tax and be paid by bank transfer to the account designated by Party A. Party B shall bear all bank transfer fees.

Report Submission Address	[Party A’s Name] [Party A’s Addresee] [Party A’s Address]
Bank Information:	Bank name: [ ] Account type: [ ] Account No.: [ ] Account Benefiary’s Name: [ ]

4 License Fees paid by Party B will not be refunded under any circumstances, except in the event Party A breaches the agreement and use of the Work becomes wholly or partially impossible.

5 License Fees including consumption tax shall be rounded to the nearest first decimal place.

6 If Party A deems it necessary, it may, with prior notice and during Party B’s business hours, inspect and copy sales ledgers, records, and other documentation related to distribution status of the game (including sales from paid virtual currency and in-game item sales not derived from paid virtual currency).

Article 4 (Warranties)

1 Party A warrants that it has the authority to grant commercialization rights for the Work, whether directly as the rights holder or through authorization or representation from the legitimate copyright holder or related parties.

2 Party A warrants that the Work does not infringe upon any third-party copyrights or other rights. In the event of any claim of infringement, Party B must promptly notify Party A, and Party A will assume responsibility and cost for resolving such matters. Party B shall cooperate to a reasonable extent. However, any elements within the Work referencing or depicting third-party works, products, or buildings are excluded from this warranty.

3 Party B warrants that the game does not infringe on third-party copyrights or other rights. Except for claims related to the Work itself, Party B shall bear full responsibility and cost for resolving disputes arising from infringement of third-party rights or damages caused to third parties through the game or its distribution methods.

Article 5 (Materials)

1 Illustrations, manuscripts, and other reference materials used in the game or promotional materials (“Materials”) shall be either provided by Party A, created by a Party A–designated party, or created by Party B and approved by Party A. If created by Party B, production costs shall be borne by Party B, and necessary steps shall be taken to transfer copyright and related rights to Party A. Party B shall ensure that moral rights are not exercised.

2 If necessary, Party B shall pay material fees, subject to separate agreement.

3 Party B shall manage and store the Materials with due care, using them solely for production of the game and promotional materials. No transfer, loan, or other disposition to third parties shall be made without prior written consent from Party A.

4 After production is completed, Materials must be returned to Party A. Non-returnable data (e.g., digital files) shall be promptly destroyed by Party B at its own responsibility.

Article 6 (Respect for Image, Adaptation, and Modification)

1 In producing, selling, or promoting the game, Party B shall not portray the Work in a manner harmful to public morals or education and shall give full consideration to product and quality safety.

2 Party B shall not damage the reputation or image of Party A, the copyright holders, or the authors, nor modify the Work without permission.

Article 7 (Supervision)

1 Party B shall submit design plans and concepts of the game and promotional materials to Party A for review and written approval, ensuring alignment with the Work’s original setting.

2 Before launching the game, Party B shall submit the title, design, scenario, audio, specifications, etc., for Party A’s review and written approval. Party A may request reasonable revisions at Party B’s expense.

3 Notwithstanding the above, review obligations may be waived through mutual agreement.

4 After approval, Party B shall promptly deliver, free of charge, the number of samples of the game and promotional materials specified in the License Conditions Schedule. For items difficult to provide due to size or characteristics, other methods may be agreed upon.

Article 8 (Copyright Notice)

Party B must clearly display the copyright notice specified in the License Conditions Schedule in appropriate locations within the game and promotional materials.

Article 9 (Contracts with Third Parties and Rights Clearance)

Party B shall be solely responsible for obtaining necessary licenses and paying any applicable fees for scenarios, music, art, voice actors, singers, master recordings, or any other related rights not covered by the license of the Work.

Article 10 (Trademarks and Design Registrations)

1 If Party B intends to file trademarks or design registrations related to the Work or game, prior written consent from Party A is required, and such filings must be made under Party A or its designated party’s name. Party B shall bear all related costs. During the contract term, Party A shall license such registered trademarks or designs to Party B free of charge.

2 Where Party A or its designee already owns trademark or design rights related to the Work or game in the relevant region, Party A shall grant Party B a non-exclusive license to use those rights free of charge for the contract term.

Article 11 (Infringement by Third Parties)

If Party B becomes aware of any third party infringing upon the game’s copyrights or otherwise engaging in unfair competition, it shall notify Party A immediately and consult on appropriate countermeasures.

Article 12 (Disclaimer)

Party A shall bear no responsibility for any business losses or third-party claims not directly resulting from the Work itself in relation to the game distributed by Party B.

Article 13 (Prohibition on Assignment of Rights)

1 The usage rights granted herein shall be exercised by Party B only and shall not be assigned, lent, pledged, or sublicensed to any third party without prior written consent from Party A.

2 Molds, master copies, drawings, manuscripts, or other production materials related to the game shall not be transferred, lent, or pledged to any third party without prior written approval from Party A.

Article 14 (License Term)

This agreement is valid for three (3) years from the execution date. Either party may request renewal by giving written notice at least three (3) months prior to the expiration date, subject to mutual agreement.

Article 15 (Post-Termination Measures)

1 Upon expiration or termination, Party B shall lose all rights to use the Work.

2 Party B shall cease distribution and all use of the Work and notify Party A accordingly.

Article 16 (Termination)

Either party may terminate the agreement immediately without notice if the other party:

(1) Breaches any terms and fails to cure such breach within a reasonable period.

(2) Becomes subject to enforcement actions or legal orders due to credit concerns.

(3) Files for or is subject to bankruptcy, rehabilitation, or similar proceedings.

(4) Issues a dishonored check or draft.

(5) Causes significant damage to the other party through willful misconduct or negligence.

(6) Seriously violates any provision of this agreement.

(7) Commits acts that damage trust to the extent that continuation of the contract is untenable.

(8) Encounters similar circumstances as those listed above.

Article 17 (Confidentiality)

1 Both parties shall maintain confidentiality of any information obtained in connection with the performance of this agreement and shall not disclose or use such information for any purpose other than contract performance, without prior written consent. Exceptions include:

(i) Information already lawfully possessed;

(ii) Publicly known information;

(iii) Information lawfully obtained from a third party without confidentiality obligations;

(iv) Independently developed information;

(v) Information required to be disclosed under court or government order, in which case the disclosing party must notify the other and cooperate in good faith.

Article 18 (Exclusion of Antisocial Forces)

1 Both parties warrant and covenant that they are not, and will not become, associated with any antisocial forces (e.g., organized crime groups or related individuals/entities).

2 Both parties shall not engage in any acts involving violence, threats, defamation, or obstruction of business through fraudulent means.

3 If a party reasonably suspects the other of violating these commitments, it may investigate, and the other party must cooperate.

4 Any party found to be in breach must immediately notify the other party.

5 A breach of any of these provisions may result in the loss of any benefits of term or termination without notice.

6 The non-breaching party may claim damages.

7 Lawful expressions in media, literature, or journalism related to such groups shall not be deemed a breach of these provisions.

Article 19 (Jurisdiction)

The Tokyo District Court or the Tokyo Summary Court shall have exclusive jurisdiction over any disputes arising from this Agreement.

Article 20 (Good Faith Consultation)

In the event of any ambiguity or issue not specified in this Agreement, both parties shall consult in good faith to reach a resolution.